SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 17, 2013

DYNAMIC NUTRA ENTERPRISES HOLDINGS, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada	333-176587	27-3492854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4263 Oceanside Boulevard, Oceanside, CA 92056
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code:  (619) 354 7972

3929 Browning Place, Raleigh, NC 27609
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2013, Richard Wheeler, the Company’s President and only director, appointed Luke Quinn as a Director to serve on the Company’s Board.

Mr. Quinn is 59 years old.  Since March 2005, he has been an investor in real estate purchasing and selling real property for his own account.

As of June 17, 2013, the Company entered into a Consulting Agreement with Mr. Quinn pursuant to which, at the Company’s request, he will analyze prospective investments for the Company and, as an agent of the Company, provide business consulting services for any such investments that the Company may make.  He is obligated to provide the services for at least ten days per month.  In accordance with the terms of the Agreement, the Company will pay Mr. Quinn semi annually in advance at the rate of $2,000.00 per month and has granted him 25,000 shares of restricted stock.  The Agreement is for a term of five years but is terminable at any time during the term with or without cause by either party upon notice to the other party.

Item 8.01   Other Events.

The Company’s Directors are exploring the ramifications of converting the Company into a business development company.  If they determine that such action will be in the best interest of the Company and its shareholders they plan to notify the Securities and Exchange Commission of the Company’s intent to file a notification of election to be subject to the applicable sections of the Investment Company Act of 1940 as a business development company.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits:

99.1	Press Release dated June 17, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 21, 2013

DYNAMIC NUTRA ENTERPRISES HOLDINGS, INC

By:	/s/ Richard Wheeler
Richard Wheeler, President